Exhibit 99.2

CORPORATE PARTICIPANTS

Bob Gargus

Applied Micro Circuits Corporation - SVP and CFO

Paramesh Gopi

Applied Micro Circuits Corporation - President and CEO

CONFERENCE CALL PARTICIPANTS

Ambrish Srivastava

BMO Capital Markets - Analyst

Rick Schafer

Oppenheimer & Co - Analyst

Sandy Harrison

Wunderlich Securities - Analyst

Hans Mosesmann

Raymond James & Associates - Analyst

Christopher Longiaru

Sidoti & Company - Analyst

Patrick Wang

Evercore Partners - Analyst

Vijay Rakesh

Sterne, Agee & Leach, Inc. - Analyst

Krishna Shankar

ROTH Capital Partners - Analyst

Brian Thonn

Kingdom Ridge Capital - Investor

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the third quarter 2013 Applied Micro Circuits Corporation earnings conference call. My name is Aisha and I will be your operator for today. At this time all participants are in listen-only mode. We will conduct a question-and-answer session toward the end of this conference.

(Operator Instructions)

As a reminder, this call is being recorded for replay purposes. I would now like to turn the call over to your host for today, Mr. Bob Gargus, Senior Vice President, Chief Financial Officer. Please proceed, sir.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Good afternoon, everyone, and thank you for joining today’s conference call. On the call with me is Dr. Paramesh Gopi, our President and CEO.

Before turning the call over to Paramesh, I want to remind you that forward-looking statements discussed on this call, including guidance we will provide on revenue, Non-GAAP gross margins, Non-GAAP operating expenses and certain other financial targets are based on the limited information available to us today. That information is likely to change.

There are numerous risks and uncertainties that affect our business and may affect these forward-looking statements. These risks include items such as the completion and performance levels of the 40-nanometer and 28-nanometer ARM 64-bit X-Gene server on a chip; the TAM and market acceptance of such products; the amount and timing of payments under the Veloce Merger agreement; product development and introductions, design wins, manufacturing and supply availability, product demand and mix, the impact of personnel reductions and departures, employee relations and integration of new or improved operations; risks resulting from the macroeconomic conditions and market and other risks as set forth in our SEC filings, including our Form 10-K for the year ended March 31, 2012. Our actual results may differ materially from these forward-looking statements. AppliedMicro assumes no obligation to update forward-looking statements made on this call.

I want to point out that Applied Micro has several analysts that cover our stock and this creates a range of variability relative to the street financial models. When we say “street estimates”, we mean the consensus of the major analyst models, and not necessarily the guidance that was given by the Company.

With that, I’m going to turn the call over to Paramesh. Paramesh?

Paramesh Gopi - Applied Micro Circuits Corporation—President and CEO

Thanks, Bob.

Let’s start with an overview of our third quarter ending December 31, 2012.

Before I get into the details by individual product lines, let me first talk to the status of our X-Gene ARM 64-bit product:

•

First of all, we are extremely pleased to share with you the progress of our X-Gene ARM 64-bit product development. In December, we taped out our first generation 40-nanometer product, and the chip is now in our labs;

•

Preliminary lab tests indicate that the X-Gene ARM 64-bit processor core is running at 2.4 gigahertz, an industry first for any ARM processor. We believe this makes X-Gene the world’s first and only ARM 64-bit-based silicon platform with this level of performance in a standard bulk CMOS process. I would also like to emphasize that the X-Gene core is designed to have a full set of enterprise security and management features that are a basic requirement for servers;

•	To contextualize, we believe the current highest performing 32-bit ARM processors run between 1.5 gigahertz and 1.8 gigahertz at 40 nanometer and lack important enterprise-class features;

•

We also taped out our X-Gene 28 nanometer test chip in January at TSMC. This is in keeping with our plan to provide a product roadmap showing current and next-generation products, which is a requirement for competitiveness in the server market;

•

While awaiting results of actual 40-nanometer silicon, correlated simulations have caused us to believe that the X-Gene performance will far exceed our earlier expectations. This enhanced performance of our X-Gene platform will allow AppliedMicro to actively drive the adoption of the ARM architecture in the larger enterprise cloud server markets in a much more meaningful fashion;

•

Interest for the X-Gene product continues to exceed our expectations. The ARM 64-bit platform continues to garner additional partners, and support for the evolution of the ecosystem continues at a very rapid rate. Currently, we have several prospective customers eagerly awaiting samples;

•

On January 16, AppliedMicro’s ARM 64-bit-based micro server design were showcased by Frank Frankovsky, Chairman of the Open Compute Foundation and Vice President of Hardware Design and Supply Chain at Facebook, during his keynote at the Open Compute Summit. Ours is the first ARM 64-bit-based reference design released for Open Compute Project common slot architecture specification, a specification that can accommodate all SoC architecture types that was also announced at the Summit;

•

Further in Open Compute, Dell Vice President and Senior fellow Jimmy Pike showcased Dell’s “Iron” server concept with X-Gene as well as demonstrated an X-Gene-based ARM server managed by the Dell DCS software suite, illustrating real commitment from a resourcing and software ecosystem perspective towards the ARM 64-bit cloud server market and, more importantly, towards X-Gene;

•

We plan to launch a development partnership program with a sub-$1,000 ARM 64-bit cloud scale server blade platform that can be used by the open source community as well as infrastructure and data center OEMs to rapidly accelerate market deployment of ARM-based cloud servers;

•

The better-than-expected performance levels for X-Gene has caused us to update the total estimated cost for Veloce under the Veloce Merger agreement. We are now projecting that the total estimated cost for Veloce will range from $117 million to a contractual maximum of $178.5 million, payout of which is dependent upon the achievement of multiple product development cycles and technical performance results. Bob will cover the range, expected timing and manner and method of payments related to the Veloce transaction later in this presentation.

While we are very excited about X-Gene, I’m very pleased to say that our other new products are steadily contributing towards our top line and are in line towards helping us break even next quarter. To contextualize, the base business without X-Gene generated $0.11 EPS on a Non-GAAP basis for the quarter ended December 2012. We believe that the combination of a solid base business and the X-Gene growth engine with first mover and category leadership advantage gives us a basis to scale our Company.

Now to review our financial results for the December quarter:

•	Revenues of $51.7 million and Non-GAAP EPS of minus $0.10 compared to street estimates of negative or minus $0.12; that is, we are $0.02 ahead of street consensus;

•	Book to bill of 1.3-this includes some end-of-life orders. If adjusted for these end-of-life orders, our book to bill is still a very solid 1.1;

•	We are entering the March quarter with 76% in backlog compared to 78% entering the December quarter;

•	We ended the quarter with approximately $84 million in cash and we have no debt.

Looking ahead, we believe we will achieve break even on a Non-GAAP basis in the March quarter.

Connectivity: Our connectivity revenues were $21.3 million and were flat compared to the September quarter. However, the book to bill is very healthy at 1.3 and we expect this should result in double-digit growth this quarter. We are very encouraged by the continuing strong design win traction. Last quarter, we garnered more than 15 design wins worth more than $60 million in expected lifetime value. The design successes of our advanced 100-gig CMOS PHY products that we talked to you about last quarter have continued in a positive direction. We made strong progress on the 10GBASE-T front and continue to gain traction with key customers in both switching and server adopters. I’m very happy to announce that we have achieved wins with two key module customers who have chosen AppliedMicro for our performance and service. We expect meaningful contributions to our top line from their ability to ramp quickly with our 100-gig PHY products in the latter half of FY’14.

Although we continue to make significant inroads with our connectivity products, we have not yet seen increased CapEx by carriers such as AT&T, Verizon affect our backlog as of yet. This will be upside to our base business if and when it materializes.

In the Data Center space, edge routers continue to be the fastest-growing part of data centers of all sizes. AppliedMicro’s strong design position on OTN line carts continues to drive growth, and this resulted in our OTN revenues growing 5% sequentially to $13.1 million for the December quarter.

Finally, we just announced a partnership with Volex plc, a global provider of electrical, digital and optical connections. Volex will leverage three years of AppliedMicro research and development, purposed for high-performance, low-cost data center interconnects based on next-generation photonics. The companies will share ownership of the associated active optical patent portfolio, allowing each company to continue development of the technologies and forming the basis for the two companies to collaborate on next-generation optical interconnect products and solutions.

Now let me turn to our Computing business: Computing revenues were $29.5 million for the quarter and were up sequentially by 24%. Book to bill was a robust 1.4. But within this, there were end-of-life network processor orders that, if backed down, would result in a book to bill of 1. Given that the revenues increased 24% sequentially, a book to bill of 1, in our view, is very good.

Last quarter was comparatively slow regarding design wins as several customer decisions were pushed into the fourth fiscal quarter of 2013. Despite this, we were still able to get several design wins with LTV of $33 million. We won a significant design win in the Cisco CAT3K program with revenue expected to begin as early as FY 2014.

We find our Catalina product line showing strong traction in the Network Attached Storage and the Access Point Markets due to differentiating factors, such as integrated quality of service, USB3, superior NAS performance and data path offloads and acceleration. Our silicon solution integration and bundling with partners on physical layers, radio processors, switches and other active components is leading to increased market penetration and demand creation between the consumer and enterprise access point and NAS markets.

We are also very excited about the number of our embedded PowerPC customers who have been engaging us on X-Gene-derivative discussions for the embedded processor space. We believe that the combination of ARM 64-bit with our connectivity assets should lend significant power and feature performance advantages for our customers.

Finally, I would like to quantify our new product revenue contribution. These new products, defined as products introduced in or after fiscal year 2009, represented 15% of our revenues in Q1 2013, 20% in Q2, 21% in Q3 and we expect it to be around 25% in the March quarter. New product revenue growth has been and is expected to be the main contributor to our quarter-to-quarter revenue growth.

With this, let me turn the call over to Bob. Bob?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Thanks, Paramesh.

Third quarter revenues were $51.7 million, up $5.4 million or 12% compared to the prior quarter and down 8.3% compared to the same quarter a year ago. I will remind you that the consensus was $51.0 million.

Sales to North America accounted for approximately 45% of total revenues, sales to Europe contributed 18% and sales to Asia contributed 30% (37%). Wintec, a global logistical support vendor, accounted for approximately 21% of December quarter revenues versus 20% in the September quarter. There was one distributor that was more than 10%, and that was World Wide Avnet, which accounted for 27%, and the September quarter was 28% by comparison.

Distributor revenues for the last quarter were approximately $33 million compared to $30.2 million for the prior quarter. Inventory in the channel based on sell-through numbers increased to 61 days compared to 51 days for the September quarter.

Turning to the P&L: Our third quarter Non-GAAP net loss was better than the street consensus and was a loss per share that was $0.10 per share compared to the street consensus of a loss of $0.12 per share. Our Non-GAAP net loss for the quarter was $6.9 million or minus $0.10 per share compared to a Non-GAAP net loss of $10.5 million or $0.16 per share for the prior quarter.

Our Non-GAAP operating margin was a negative 15.1% of revenue and improved 9.8 points from the negative 24.9% achieved in the last quarter. Our Non-GAAP EBITDA for the quarter was a negative 3.9 or negative 7.6% of revenue compared to a negative $8 million or negative 17.2% of revenue for the prior quarter. The third quarter Non-GAAP gross margins including licensing was 57.2%, which was slightly lower than the 57.5% for the September quarter. This was consistent with our guidance of 57.5%, plus or minus half a point.

Looking forward to the March quarter, we are expecting licensing revenues to be approximately $1 million and we are expecting overall gross margins for the March quarter -and by this overall, I’m including licensing- to be approximately 59.5% plus or minus half a point. This is mainly due to favorable mix which includes the end-of-life shipments Paramesh talked about earlier, that that we will see going into the March quarter. We expect gross margins to return to the more normal 57% to 57.5% range going forward.

Non-GAAP operating expenses were $37.4 million, which compares favorably to our guidance of approximately, in the range of $38 million to $38.5 million. These operating expenses were lower than our guidance mainly due to the timing of certain R&D project-related costs. For the March quarter, we are expecting our Non-GAAP operating expenses to be in the range of $34 to $35 million. This includes the benefits realized from the restructuring plan that was implemented in the December quarter.

Our Non-GAAP interest and other income was $0.7 million. Interest and other income is expected to be approximately $0.5 million for the March quarter and we expect our tax rate to continue at the 3% rate for the next several quarters.

The share count for EPS purposes was 66.0 million shares. Looking forward to the March quarter, we expect to share count to be approximately 67.5 million to 68 million shares. The increase is primarily due to additional quarterly grants related to the Veloce acquisition and additional shares related to our employee share repurchase program likely to be issued in January.

Turning to the balance sheet: Our cash and investments totaled $84.2 million, or approximately $1.30 per share; at the end of the third quarter, a decrease of approximately $5.4 million from the September quarter. Our DSO at the end of December was at 31 days. We expect this measure to be in the range of 30 to 42 days going forward and our inventory turns for the December quarter were 6.4, up sharply from the 4.3 for the September quarter.

Let me now address the Veloce expenses previously mentioned by Paramesh. First, let me repeat that we are very pleased with the progress that we have made with our X-Gene ARM 64-bit product development. Although we were not expecting the core to be at this level of performance, we are elated. We believe this gives us the ability to actively drive ARM into the enterprise cloud server market. Furthermore, we also taped out the 28-nanometer test chip for our ARM 64-bit product in early January.

For accounting purposes, the consideration payable for the acquisition of Veloce is considered compensatory and is recognized as research and development expenses. Accrual of this expense occurs when certain development and performance milestones become probable of achievement, and therefore, associated payments become probable of being earned. As a result of what now appears to be probable achievement of higher-than-expected performance benchmarks, we have updated the estimated range of potential payments for Veloce under the Merger agreement. During the three months ended December 31, 2012, the Company accrued $52 million of research and development expenses in connection with progress and performance achieved on the 40-nanometer and 28-nanometer test chip efforts, in addition to the approximately $65 million that we had previously accrued through the September quarter for a total of approximately $117 million through the December quarter. The Company currently projects aggregate payments with respect to the Veloce acquisition to range from $117 million to $178.5 million. The low end of the range is what we have accrued to date. At the high end of this range, we may accrue up to an additional $61.5 million of expense over time.

Accruing expenses is not the same as incurring a legal obligation to make such payments or actually making such payments. We have already paid out approximately $32 million in cash and stock. For planning purposes, we’re forecasting that $77 million in additional Veloce-related payments will be made by September of 2013. The timing and amounts of payments in periods after that will depend in large part on future events, such as development and performance milestones achieved on the 28-nanometer chip, and thus is not presently being forecasted. Of the $77 million we expect to pay by September, we are committed to pay approximately $7 million in cash, approximately $7 million in stock and the remaining $63 million can be in cash or stock or in any combination.

Our decision as to what mix of cash and stock to use in making these payments will depend on several factors, including our stock price and cash requirements at the time the payments become due. Although we are mindful that this creates uncertainties as to our future cash balance, we expect that our resources will be sufficient to make such payments while maintaining adequate cash to run our operations. We will keep you updated each quarter as we continue making these Veloce-related payments.

Returning to the third quarter of fiscal 2013 operational results, the bottom line is that this is the second consecutive quarter where we have seen our revenues expand and we are guiding up for the March 2013 quarter. We have also been able to rein in expenses and we are approaching cash break even for operations for the March quarter. Our gross margins have also been very stable, and in fact we see this expanding in the March quarter. In the meantime, we have been able to share with you the stellar progress that we have made on our X-Gene product development efforts.

Turning to GAAP: As you know, our Non-GAAP financials exclude certain items required by GAAP. Our net loss on a GAAP basis was $71.6 million versus a net loss of $21.6 million last quarter. The difference in our third quarter GAAP net loss of $71.6 (million) in our third quarter, GAAP net loss of $6.9 million is a delta of $64.7 million. The $64.7 million is primarily comprised of the following:

•	$51.9 million for the acquisition of Veloce;

•	$6.2 million of stock-based compensation;

•	$6.2 million of restructuring charges;

•	$1 million of amortization of purchased intangibles; and

•	$1.3 million gain from the sale of certain on non-strategic assets.

A complete reconciliation between GAAP and non-GAAP financials can be found in our earnings release, which can be found in the investor relations section of our website. Please note that there is no reconciliation for forward-looking Non-GAAP measures.

That concludes my remarks. Let me turn the call back over to Paramesh. Paramesh?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Thanks, Bob. In summary, we had a very good quarter where we delivered and beat the numbers and remained on track to achieve break even in the March quarter.

We’re guiding our March quarter revenues to be up 6% to 10%. Our book-to-bill is very strong and our expanded guidance includes approximately 24% in turns business. With some of our end-of-life business and the remainder of the product mix geared in a favorable direction for next quarter, we expect our margins to be in the 59.5% range. With the expense reductions we implemented in the December quarter, we are very well poised to break even in the March quarter.

Finally, three years ago we envisioned the market for low TCO cloud servers. Since then, we have created a category, had that category validated, and have established a time-to-market advantage. Having our first generation X-Gene silicon in-house marks a significant accomplishment in this journey and makes the market opportunity for this category a reality.

With that, let me turn the call over to Bob.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Thank you, Paramesh.

Before going to Q&A, let me specifically recap our guidance for the March quarter:

1)	Total revenues to be up 6 (%) to 10% sequentially, with a mid-point of $55.8 million;

2)	Total gross margins to be 59.5% plus or minus half a point;

3)	OpEx roughly $34 to $35 million;

4)	Interest income of $0.5 million; and

5)	A tax rate of 3%.

This concludes our formal remarks. Operator, please provide instructions to our listeners for the queuing process.

QUESTION AND ANSWER

Operator

(Operator Instructions).

Ambrish Srivastava, BMO.

Ambrish Srivastava - BMO Capital Markets - Analyst

Hi, this is Ambrish at BMO. Just on Veloce, just following up on the details, Bob, is there a — so it’s has gone up versus the initial range that you had given us. Is there anything in the original agreements that would point to additional upside from here for the team?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

No. The $178.5 (million) is the max.

Ambrish Srivastava - BMO Capital Markets - Analyst

Okay, and then on break even, when you say free cash flow on a Non-GAAP basis, does that also mean — I am assuming you are breaking even also on the free cash flow basis?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

I don’t know about free cash flow. I didn’t do that calculation, Ambrish, but what I know is that for the March quarter we have about $1 million going out the door related to the Veloce payments. And if I am profitable or break even, then I usually am $1 million to $2 million favorable on the cash flow from operations, which would wash with the $1 million going out for Veloce. So that’s why it’s break even above cash flow from operations as well as profit, again, on a Non-GAAP basis.

Ambrish Srivastava - BMO Capital Markets - Analyst

Okay, and then how should we be thinking about, from here on, in terms of top-line expenses? So if the top line stays around this level, we should assume no increase in the OpEx, so you should be in the $34 million-$35 million range?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Correct.

Ambrish Srivastava - BMO Capital Markets - Analyst

Okay, and then one last one and I will cede the floor…

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Ambrish, Let me — I’m going to go ahead and expand on that. It is our intent to keep the OpEx in that range, basically flat until such time as our profitability gets at least into the double digits.

Ambrish Srivastava - BMO Capital Markets - Analyst

Okay, okay. And the follow-up is kind of related — Paramesh, now that you have 28-nanometer also, is there a change in how much you would be spending on the ARM development? So, i.e., the $34 (million)-$35 (million), is that the shift more to the ARM side? And why I’m asking that is that you laid out a pretty good metric quarterly on the new products, so that gives us confidence that the core business is not being neglected. So what happens when — now you have two concurrent processes, nodes being developed for ARM? Thank you.

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

So, let me start by saying that we have always talked about two generations of processors when we talk about the server market. That was the inceptual agreement and we will continue to basically develop two generations at a time, to make sure that that is the table stakes to participate in the server market.

I also want to tell you that the base business is robust and the base business allows us at this current spending level to maintain that investment. So there’s absolutely no change from a metrics perspective.

Ambrish Srivastava - BMO Capital Markets - Analyst

Thank you.

Operator

Rick Schafer, Oppenheimer.

Rick Schafer - Oppenheimer & Co. - Analyst

Thanks, thanks Guys. Congrats on getting 40 and 28 taped out. I have a couple of questions. I guess the first one is just — you talked about having the chips taped out and everything. Your samples — can you talk about samples? Are they going to go out this quarter? Can you quantify the number of trials that you expect for X-Gene either this quarter or for the year, and maybe how that ramp looks?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

I will let Paramesh comment on this, but the chip only came in-house 36 hours ago. So the fact that we have got it up and the core is running, but we’ve got a long ways to go to finish testing it before we sample. But, you know, we are very pleased with the progress so far and that it is in-house.

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

So let me take you back to some of the earlier comments we made. I think we took a giant step by seeing silicon in terms of making this product a reality. Also, recall that at Open Compute, the VP at Facebook essentially showed off a card. That card, because of Open Compute, has the ability to spread to multiple OEM-type engagements, right?

So, just to lay out kind of the flow of what is going to happen between now and the end of the year, we have always said this, samples in Q1. We have also said that people will bring up systems between the June and September quarter, in their labs, and I think our calculations have been revenue in calendar year 2014. That is the plan of record.

Also, let me tell you that our FPGA platforms have been invaluable because all of the customers that we have engaged with are fully leveraging the software even as they are in the early bring-up processes with us in our labs.

So it’s a very, very neat thing that we did by seeding the ecosystem and we are very proud of what we have done.

Rick Schafer - Oppenheimer & Co. - Analyst

So when you talk about revenues, and I know you have said that in the past about really first revs in 2014, are those really going to be primarily trial revs? Do you expect to have any production revs before 2015 if we are talking calendar years? And how should we kind of think about that?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

I think if you look at any silicon development, any company of our size, the good news here is we have done at least three test chips for 40, which is why it is so important to tape things out and to make sure that we have confidence in what we do. Given the unprecedented level of mixed-signal integration, whether it’s 10-gig, 100-gig fabric as well as just the raw cores, our plan of record has always been silicon-backed, one rev to production. And that time frame is usually — from the first silicon to production is about a year.

Rick Schafer - Oppenheimer & Co. - Analyst

I didn’t know if things would move faster since you guys are engaging with some of the Web 2.0 companies, and obviously their timetable seems to be a little faster than maybe some of the more legacy kind of oriented guys.

I did have one follow-up —

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

If that happens, that will be good news. But right now, we will just stay on the conservative side.

Rick Schafer - Oppenheimer & Co. - Analyst

Ok-and Bob or Paramesh, I just want to understand a little better the Veloce payment. Just so I am crystal clear, your total potential payment to Veloce just increased from $117 million to $179 million. Correct? And is it — I know you said management’s discretion on that $77 million due in September in terms of how much is cash and how much of stock. If you end up paying that extra $62 million, I guess that is the delta between the $117 million and $179 million, will you have that same discretion on the stock and cash?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Yes.

Rick Schafer - Oppenheimer & Co. - Analyst

And what will the timing be, Bob? When would you have to start paying if you get to a point where you know you’re going to have to go above the $117 (million)?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

That I don’t believe will become apparent to us until at least the second half of the calendar year. And then the timing will still be subject to a projection of when deliverables will be met.

Rick Schafer - Oppenheimer & Co. - Analyst

Okay, so is it more tied to the trials, I assume, that will be going on?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

It’s going to be tied to hard deliverables. The accountants will make us accrue for it in advance of that, okay, so you have got to always separate what is accrued versus what is paid. The payment, again, will not occur even — other than the $60 million that was the initial spin-in, nothing is really locked in to be paid until at least certain other milestones are completed.

Rick Schafer - Oppenheimer & Co. - Analyst

Okay, okay, great. Thanks.

Operator

Sandy Harrison, Wunderlich Securities.

Sandy Harrison - Wunderlich Securities, Inc. - Analyst

Thanks Guys. Quick question — you talked a little in your prepared remarks about the 10GBASE-T products. I think, during the quarter, one of your competitors either exited or teamed with a privately-held company. Has that helped you on that front? Have you seen any difference in the market, just sort of a quick view on some of those products?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Well, I will have you know that 10GBASE-T has been talked about for the last seven years, and we thought — things have supposed to have materialized over the last five years, and thus the consolidation, just to set context. We are extremely pleased because, absolutely we have had a nice tailwind because of that.

And the other thing is that, finally, the robustness of 10GBASE-T relative to noise canceling in real Data Centers has become a critical success factor for the technology. And since we hold the patents and the implementations relative to that at our Company, and we were the first to implement such mechanisms, we have had a very, very nice traction run on that.

Sandy Harrison - Wunderlich Securities, Inc. - Analyst

Got it. And then a follow-up on the new products. You talked about 15 to 20 to 21 the last three quarters, and that you are looking at something like 25% for the March quarter. So that nice increase on top of the 10% suggests growth. How should we, or how could we break down that incremental growth you are expecting in new products? Is that further sales of existing new products, or is it new products that are going to be hitting the market for sale for the first time, or relative first time?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

So we will have some additional new products that will hit towards the second half of next year. I think it’s too soon to project, or it’s outside of the guidance range that I would give for that.

So all we would say is if you remember, Sandy, I think it was about a year ago we said that we had 12 new products and that we expected those to ramp by $150 to $200 million, and then the base business from a legacy point of view to go down $100 million. So if you use $200 million as a starting point, that we would get to $250 to $300 (million) within 30 months; well, we are only 12 months into that. And I think if you project out into next year, we are well on pace to do what we said we were going to do.

Sandy Harrison - Wunderlich Securities, Inc. - Analyst

Got you. And then just my last one — seeing the nice pop in gross margins of almost 2 percentage points from the $57.5 million to the $59.5 million and then commenting that it is going to drop down again in June back to $57.5 million, do you think you will have the revenues from March to June to be able to support sustained break even, or even profitability?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Yes, and the mix isn’t hard to understand because if you look at — we have always said the Processor business has lower margins than Connectivity. Connectivity was flat in the December quarter and the processor business was up like 20% something sequentially. So now this quarter, Connectivity will grow; Processors will be flat, that’s going to drive a couple of points. But, part of that growth in the connectivity will be end-of-life products, which won’t be reoccurring in June, but we expect to have other growth happening in the June quarter.

Sandy Harrison - Wunderlich Securities, Inc. - Analyst

Got it. And had those end-of-life products been written down before?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

There is no inventory write-off associated with them.

Sandy Harrison - Wunderlich Securities, Inc. - Analyst

Got it. Okay, great, thanks for answering the questions, guys.

Operator

Hans Mosesmann, Raymond James.

Hans Mosesmann - Raymond James & Associates - Analyst

Thank you very much. Paramesh, congrats — you, Bob, as well. What is driving the better-than-expected performance? Is there something specific that you have been able to see so far, on the X-Gene?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Let me comment a little bit. The 40-nanometer is a bulk CMOS process. It’s a very vanilla process. When we envisioned this product three years ago and when we envisioned two generations of product, if you look at the view of the process and its capabilities, it requires extraordinary circuit design and really some world-class CPU design to get a core to run, a 64-bit core, nevertheless, with all of the features that we have in it to run at these speeds.

So I think it speaks to a very large engineering achievement and a huge, you know, huge leap forward for us from a technology perspective. So just to be clear, we were the first ARM 64-bit licensee and we expect to be first to market. We have created this category and I think the key here is that we have accomplished the types of performance with vanilla CMOS. Three years ago the process wasn’t even mature. Right? So we had to do a lot of things in terms of pioneering techniques to do this stuff in vanilla CMOS for both 40 and 28.

So I think engineering wise, there is no more question on execution.

Hans Mosesmann - Raymond James & Associates - Analyst

Great. And as a follow on, the better-than-expected performance, and assuming that the test 28-nanometer is good and meets these., your expectations, could OEMs potentially come to market more quickly? I know you’re not changing your time lines at this point. But given what we have learned today, could that be in the cards early next year?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

I want to emphasize two things. One is, the way we view this is that we have now actually created a material notion of a real category. So the answer to your question is, if we didn’t have this level of performance, we wouldn’t be able to drive the category forward.

Number two, the ability for us to do two generations and show OEMs who depend on two — if you look at the server market today, you are straddling always between what I call a volume generation and a technology generation. Right? So no OEM makes a decision on the technology generation without solid proof on the volume generation.

So if you look at 40, we have now established and taken away any execution or technology issues relative to running processors at that speed with this level of performance in that process. So what it does is fortifies the category on both the technology generation, and on the volume generation.

Hans Mosesmann - Raymond James & Associates - Analyst

Very helpful, congratulations.

Operator

Christopher Longiaru, Sidoti & Company.

Christopher Longiaru - Sidoti & Company - Analyst

Hey Guys, I will add my congratulations. So just in terms of the cost reductions first, are we seeing the majority of those in the March quarter, or are we going to see a little bit spill over into June?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

We will see a little bit spill over into June.

Christopher Longiaru - Sidoti & Company - Analyst

Okay. And then just in terms of — you guys had said that there is some end-of-life revenue. How much of that is in your guidance?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

It’s in our guidance.

Christopher Longiaru - Sidoti & Company - Analyst

I know, but how much end-of-life revenue are we talking about?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

I don’t know if I want to get into that level of detail. What I will do is, if you go back to the earlier statement about the book to bill being 1.3, and this is not for the end-of-life this quarter, but if you use that and then back into the 1.1, you would calculate that the end-of-life orders that came in that are scheduled for delivery in the second half of next year is about $11 million.

Christopher Longiaru - Sidoti & Company - Analyst

Got it, okay, that’s helpful.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

And that’s not abnormal. Every company has those, and you usually give your customers a couple of years advance notice, and then at some point in time they have to place the orders, noncancelable, nonreturnable. And then they have got a year to take delivery of them. Okay? So this is not abnormal. Okay? But we didn’t want you guys to take the 1.3 book to bill, and while it’s good news, we didn’t want you to blow it up into an expectation for next quarter. So the book to bill without that is the 1.11.

Christopher Longiaru - Sidoti & Company - Analyst

Great, that’s helpful. That’s all I have for right now. Thanks, guys.

Operator

Patrick Wang, Evercore.

Patrick Wang - Evercore Partners - Analyst

Thanks. I want to just follow up on that question. Bob, you are not going to break that number out for us. It sounds like it’s a portion of that $10 to $11 million. But as we look forward to the June quarter, maybe something beyond that, is it fair to assume that whatever end-of-life revenues that you are going to see in the March quarter is not going to be big enough so that it negatively impacts kind of the sequential going forward?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Correct.

Patrick Wang - Evercore Partners - Analyst

Okay, great. And, presumably, that’s just other new products that — these other programs that you guys are going to start ramping?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Yes. If we had a cliff, we would hint to it.

Patrick Wang - Evercore Partners - Analyst

Got you, okay, great. And also, Paramesh, I wanted to ask you quickly — one of the things that you said in the press release I found really interesting. The networking performance of the chip suggests that you may be able to further penetrate enterprise class. Could you elaborate on that for us, please?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Sure. When you develop an industry-leading ISA you are the first one out of the chute to build a custom core, you make a lot of assumptions in terms of performance relative to the existing market, the only other cores in the market, which is the x86 architecture.

What we have found over the last few weeks as we look at the measurements is that we can, with this particular product and running at these frequencies, really drive ARM into the enterprise server market, enterprise private cloud server market.

If you look at what is in the enterprise market versus the — I’ll call it public cloud market, which is more of the Linux-based market, you have proprietary applications that take and use the cores to do things like mathematics and analytics. So things like the ability to run at these speeds and run floating-point units at these speeds gives us a phenomenal advantage relative to conventional ARM cores.

So what I meant by that is that now, with this level of performance, we have the ability now to really drive adoption of ARM into the larger enterprise space.

Patrick Wang - Evercore Partners - Analyst

Got you. That’s helpful. Two more quick ones — one is, when you take a look at some of the initial silicon you have got back on 40-nanometer, you said that your expectation is about a 2.4 gigahertz clock rate. Is there any other color you could maybe give us to help frame how excited or how good or — anything there, please?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

I think 2.4 gigahertz at 40 and in 36 hours is quite phenomenal on its own. I will just stop there, because we’re excited in a huge way that we were able to get these speeds on X-Gene. Again, this is right out of the chute, so I think, I will stop there. But expect things to unfold here over the next six months.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

So Patrick, we did mention in the script here, though, that there is no other 64-bit ARM core to compare it to right now. But the 32 bits inside the 40 nanometer, the fastest one we can find out there is around 1.6 to 1.8 at 32 without, you know, enterprise server-type features. Okay? So, I mean, going from there to 2.4 is huge.

Patrick Wang - Evercore Partners—Analyst

Got you. No, that’s definitely — that pretty much answers it for me. And also —

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

One more thing just to piggyback on what Bob said — we didn’t rest on the current laurels in terms of the product. We are already pole-vaulting into 28, so that should send a signal that we are taking this very seriously from a market leadership point of view and from a roadmap commitment point of view.

Patrick Wang - Evercore Partners - Analyst

Got you. And also just to clarify, the 28-nanometer stuff you talked about earlier is a test chip tape-out. So we are still expecting the final product tape out to occur a little bit later this year. Right?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Yes. We have not announced when it is, but yes. But this is a test chip take tape-out, very similar to what happened last year with the first X-Gene test chips.

Patrick Wang - Evercore Partners - Analyst

Got you. Hey, good job, guys.

Operator

Vijay Rakesh, Sterne Agee.

Vijay Rakesh - Sterne, Agee & Leach, Inc. - Analyst

Hi Guys. Nice job on getting to these milestones here. I’m just wondering — when you start to get — not to beat a dead horse, but when do you start to get feedback from your customers on the first silicon that you got like 36 hours back?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Well, it hasn’t sampled yet. We hope to sample it this quarter, and obviously it will take customers a couple of months of more of playing with it before we will get feedback. So part of this is the time line that Paramesh talked about, about the fact that they will build up samples and play with it, and then it usually takes six months to a year to get to production. And six to 12 months from now is when we are saying we’ll have revenue.

Vijay Rakesh - Sterne, Agee & Leach, Inc. - Analyst

And the 28 nanometer that you have said, the second revision of the 64-bit, you said that, that — when do you expect the first silicon in that to come out? Or when do you expect that to finish tape-out with the first silicon coming out?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

We haven’t said exactly when, but we said we expect it later this year.

Vijay Rakesh - Sterne, Agee & Leach, Inc. - Analyst

So is it exactly the same chip, but just shrunk, right?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

NO.

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

No, it’s not.

Vijay Rakesh - Sterne, Agee & Leach, Inc. - Analyst

Okay. And last question, on the core business as you look at your PQX connectivity and the router products that you are ramping, how does the visibility on that actually look out?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Well, we are like most semis. We have visibility for the March quarter, which is why we say we have 76% or so in backlog entering the quarter. Okay? But we don’t have much visibility into the June quarter.

Vijay Rakesh - Sterne, Agee & Leach, Inc. - Analyst

Got it, great. Thanks a lot, guys. Good job.

Operator

Krishna Shankar, ROTH Capital.

Krishna Shankar - ROTH Capital Partners - Analyst

Yes, congratulations on the milestones achieved, a couple of questions. Can you talk about the size of the market that you will address now with both the 40-nanometer platform and the 28-nanometer platform? you know, what sort of market segments will you go after with these two platforms?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Well, let me take you back to some of the public statements we have made in the past relative to the size of the markets. If you look at the cloud Data Center market, today, it’s roughly about $2.5 to $3 billion for what I call the public cloud market. The rest of the server market is all enterprise, right? And the biggest differentiation between the public cloud and the enterprise or private cloud is the open source software versus more captive software, such as Windows and Oracle and Legacy. Right? As you know, with captive software and captive applications, the hurdle rate for CPUs to participate in that market directly stems into performance requirements. Right? So I think that, at this point in time, we did not expect our performance to be at the class that we are seeing today, and that is the largest part of the server market, you know, bar none. That is the significant portion, the enterprise part.

So it’s more about how — I think the question should be — how can we penetrate that, and how fast can we penetrate that? I can confidently tell you that with the performance levels we are seeing and the resulting implications of that, the barrier to enter that market and to participate, which is into the 70% of that whole server market, is significantly lower for ARM. Right?

So it’s great news for the ARM market, actually, in general because of the customizations we have developed. And I think we have just opened up a whole new gate into this new market.

Krishna Shankar - ROTH Capital Partners - Analyst

Do you have any announced partnerships with people like Microsoft or VMware? What kind of folks do you have for things like virtualization, ECC, security and other types of hardware acceleration blocks on the processor?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

We have, if you go back to our earlier public filings, and if you look at our presentations at the ARM Technology Conference and other folks, I can tell you that, you know, Oracle and Java, folks like Cloudera, folks like KVM, folks like Citrix, all of the compiler folks like — the BIOS folks, Phoenix, AMI, compiler guys — are all fully ready for us. In fact, they have been using X-Gene for the last nine months — and Red Hat, more importantly. We have not announced any of the other — the vendors that you talked about.

Krishna Shankar - ROTH Capital Partners - Analyst

Great. Thank you very much and all the best.

Operator

Brian Thonn, Kingdom Ridge Capital.

Brian Thonn - Kingdom Ridge Capital - Analyst

Hi Guys. A quick question for you — obviously, as you said, you have only had the chip for 36 hours, this being X-Gene. But can you help us understand, is the performance you are seeing kind of inherent to 64-bit ARM, or is it more, do you think, because of your proprietary core versus the other cores that may follow you?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Yes. So let me set some context here. It’s a really good question. Most conventional 32-bit ARM cores that are bought from ARM today, if you look at what we believe the going frequency is, it’s between 1.5 gigahertz and 1.8 gigahertz. And that’s at the really high end of the spectrum. This is 32-bit ARM cores today. Right? That you can get from ARM. And that too, that requires some level of customization on the semiconductor process.

Unless — if you want to break the — we call 2 gigahertz the real barrier. Right? If you want to break that and get to the tune of 2.4 or more towards — half towards 3 gigahertz, you need custom implementations. That’s the key; that’s the absolute key. So the revolutionary core that we have developed is the absolute key to render the performance that we need and that we see to really drive our leadership in this segment. So, absolutely, you can’t do that with an ARM core off the shelf.

Oh, and I wanted to — just before I finish, this frequency that we are talking about is with a complete set of enterprise management. So all of the RAS and ECC – what you would find today on a conventional server class x86 chip is what we’re talking about in a vanilla bulk CMOS process at these speeds. So security, management, all of the features that you would find in a current server processor running on the world’s first 64-bit architecture at these speeds.

Brian Thonn - Kingdom Ridge Capital - Analyst

So if you didn’t have those features, your chip would even run faster? Is that how I should think about it?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Absolutely. I mean, you know, mobile chips don’t have any of those features today.

Brian Thonn - Kingdom Ridge Capital - Analyst

So what kind of overhead, you know, penalty is there for all those features, if I’m just trying to kind of benchmark what you are doing and compare it to others?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

I think the key, the way to think about it is this. If you buy a core and if you add features to that, you can’t even get up to the features — the 1.5 gigahertz range that we talked about. You would have to start from scratch and think through how those features — because they are such an integral part of the machine, how those features need to be implemented in advance so that you can scale up the frequency.

Did I answer the question?

Brian Thonn - Kingdom Ridge Capital - Analyst

Yes, that gets me where I want to go. Thanks a million.

Operator

There are no further questions in queue at this time. I would now like to turn the call over to Bob Gargus for closing remarks.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Thank you, everyone. We would like to thank all of you for your participation today. There will be an audio replay of this call available on the investor relations section of our website. You can also access the audio replay of this conference call by calling 888-286-8010 and entering the reservation number 98851945.

We will also file a copy of this script and an 8-K with the SEC in the next few days. Please feel free to call me if you have any additional questions. Again, thank you for your participation on the call today and have a nice evening.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect.